Exhibit 10.31

Execution Copy

DATED 26 September 2005

CAPITAL BANK plc
(acting as principal and as agent)

VANGUARD RENTAL (UK) LIMITED
(formerly ANC Rental Corporation (UK) Limited)

and

VANGUARD RENTAL (HOLDINGS) LIMITED
(formerly ANC Rental Corporation (Holdings) Limited)

DEED OF AMENDMENT AND RESTATEMENT
relating to
Master Lease Agreement
dated 14 February 2002

DWF

Centurion House

129 Deansgate

Manchester

M3 3AA

CONTENTS

1.	Definitions and Construction	2
2.	Consent to Amend	4
3.	Amendment and Restatment of MOLA	4
4.	Schedules	4
5.	Purchase Agency, Sales Agency and Sub-Lease Addendum	5
6.	Confirmation of Guarantor	5
7.	Representations and Warranties	6
8.	Expenses	6
9.	Miscellaneous	6
10.	Governing Law and Jurisdiction	7
SIGNATURE PAGE		8
APPENDIX		9
Amended and Restated MOLA		9

THIS DEED OF AMENDMENT AND RESTATEMENT is dated 26 September 2005 and made between:

(1)           CAPITAL BANK plc (Company No. 392902) of Capital House, Queens Park Road, Handbridge, Chester, CH88 3AN (“CAPITAL”) acting as principal and as agent on behalf of each of the following companies:

CAPITAL BANK LEASING 1 LIMITED

CAPITAL BANK LEASING 2 LIMITED

CAPITAL BANK LEASING 3 LIMITED

CAPITAL BANK LEASING 4 LIMITED

CAPITAL BANK LEASING 5 LIMITED

CAPITAL BANK LEASING 6 LIMITED

CAPITAL BANK LEASING 7 LIMITED

CAPITAL BANK LEASING 8 LIMITED

CAPITAL BANK LEASING 9 LIMITED

CAPITAL BANK LEASING 10 LIMITED

CAPITAL BANK LEASING 11 LIMITED

CAPITAL BANK LEASING 12 LIMITED

ILC ASSET FINANCE LIMITED

ILC HARVEST FINANCE LIMITED

ILC LEASING LIMITED

ILC OPERATING LEASING LIMITED

(together with CAPITAL, the “Companies” and each a “Company”);

(2)           VANGUARD RENTAL (UK) LIMITED (Company No. 1089057) whose registered office is at James House, 55 Welford Road, Leicester, LE2 7AR (the “Lessee”); and

(3)           VANGUARD RENTAL (HOLDINGS) LIMITED (Company No. 915008) whose registered office is at James House, 55 Welford Road, Leicester, LE2 7AR (the “Guarantor”).

BACKGROUND:

(A)          This Deed is supplemental to the master lease agreement dated 14 February 2002 and made between CAPITAL (acting as principal and as agent on behalf of the Companies) and the Lessee, whereby CAPITAL and the Companies agreed to lease, and the Lessee agreed to take on lease, certain vehicles on the terms specified therein.

(B)           Pursuant to the Accession Agreement the ILC Companies became party to the master lease agreement mentioned in paragraph (A) above.

(C)           Pursuant to the Original Guarantee and the Guarantor’s Deed, the Guarantor has guaranteed, inter alia, the obligations of the Lessee under the MOLA.

(D)          The parties to this Deed wish to make certain amendments to and restate the MOLA upon and subject to the terms of this Deed.

IT IS AGREED as follows:

1.                                      DEFINITIONS AND CONSTRUCTION

1.1                               Definitions

In this Deed:

“Accession Agreement”	means the accession and variation agreement dated 3 December 2004 and made between the ILC Companies, CAPITAL (as principal and as agent) and the Lessee;

“Amended and Restated MOLA”	means the MOLA as amended and restated pursuant to this Deed and shall, where the context permits, include any Schedule or Lease Contract;

“Effective Date”	means the date of this Deed;

“Guarantor’s Deed”	means the guarantor’s deed dated 3 December 2004 and made between the ILC Companies, CAPITAL (as principal and as agent) and the Lessee in connection with, inter alia, the Accession Agreement;

“ILC Companies”	means each of ILC Asset Finance Limited, ILC Harvest Finance Limited, ILC Leasing Limited and ILC Operating Leasing Limited;

“Lease Contract”	shall have the meaning given to such term in the Amended and Restated MOLA;

“MOLA”

means the master lease agreement dated 14 February 2002 and made between CAPITAL (acting as principal and as agent) and the Lessee as such agreement has been amended and supplemented, from time to time;

“Original Guarantee”	means the guarantee dated 29 April 2002 and made by the Guarantor in favour of the Companies;

“Purchase Agency”	means the letter dated 14 February 2002 from CAPITAL to the Lessee authorising the Lessee to act as agent in connection with the purchase of vehicles the subject of Schedules;

“Reservations”	means:

(a) the principle that equitable remedies may be granted or refused at the discretion of a Court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)                                 the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defences of set-off or counterclaim; and

(c) similar principles, rights and defences under any relevant laws of England and Wales;

“Sales Agency”	means the letter dated 14 February 2002 from CAPITAL to the Lessee authorising the Lessee to act as agent in connection with the sale of vehicles the subject of Schedules;

“Schedule”	shall have the meaning given to the term “Leasing Schedule” in the MOLA; and

“Sub-Lease Addendum”	means the addendum to the MOLA dated 14 February 2002 and made between CAPITAL and the Lessee in connection with the sub-lease of vehicles the subject of Schedules.

1.2                               Construction

In this Deed:

(a)                                  any reference to:

(i)            an “Act” is a reference to an Act of Parliament of the United Kingdom of Great Britain and Northern Ireland;

(ii)           “this Deed” or any other agreement or instrument is a reference to this Deed or that other agreement or instrument as amended, restated, supplemented, waived or novated from time to time;

(iii)          a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(iv)          “CAPITAL”, any “Company”, the “Lessee” or the “Guarantor” shall, where the context permits, include such person’s successors and permitted assigns and any persons deriving title under such person;

(v)           a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(vi)                              a provision of law is a reference to that provision as amended or re-enacted;

(vii)                           a recital, clause or appendix is a reference to a recital of, a clause of or appendix to this Deed; and

(viii)                        a time of day is a reference to London time;

(b)                                 words importing the plural include the singular (and vice versa);

(c)                                  the ejusdem generis rule shall not apply and accordingly the interpretation of general words shall not be restricted by being preceded by words including a particular class of acts, matters or things or by being followed by particular examples; and

(d)                                 section, clause and appendix headings are for ease of reference only.

2.                                      CONSENT TO AMEND

The Lessee, the Guarantor and the Companies hereby consent to the amendments to the MOLA provided for in this Deed.

3.                                      AMENDMENT AND RESTATMENT OF MOLA

With effect on and from the Effective Date, the MOLA shall be amended and restated to read as set out in the Appendix to this Deed and the Lessee and the Companies agree to be bound by the Amended and Restated MOLA.

4.                                      SCHEDULES

4.1                                 With effect from the Effective Date:

(a)                                  each Schedule shall be deemed to have been entered into pursuant to the Amended and Restated MOLA; and

(b)                                 the lease of any vehicle the subject of a Schedule shall become subject to the terms and conditions of the Amended and Restated MOLA.

4.2                                 Notwithstanding clause 4.1 and in relation to each Schedule:

(a)                                  clause 5.4 of the Amended and Restated MOLA shall not apply to such Schedule and each such Schedule shall, for the purposes of the Amended and Restated MOLA, be subject to the assumptions set out in clause 4(c) of the MOLA. References to clause 5.4 in the Amended and Restated MOLA shall, in relation to each Schedule, be construed as references to clause 4(c) of the MOLA and the Amended and Restated MOLA shall be interpreted accordingly;

(b)                                 references to “Lease Contracts” in the Amended and Restated MOLA shall be construed as references to such Schedule;

(c)                                  references to “Leasing Schedules” in the Amended and Restated MOLA shall be construed as references to the appendix attached to such Schedule setting out the details of the vehicles the subject thereof;

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(d)                                 references to “Relevant Lessor” in the Amended and Restated MOLA shall be construed as references to the company identified in such Schedule as lessor;

(e)                                  the following terms shall have the following meanings:

(i)            “Advance Payment of Sale Proceeds” shall have the meaning given to the term “Assumed Net Sales Proceeds” in the Amended and Restated MOLA;

(ii)           “Advance Payment of Sale Proceeds Date” shall have the meaning given to the term “Assumed Net Sales Proceeds Payment Date” in the Amended and Restated MOLA;

(iii)          “Lessor Risk Base Amount” shall have the meaning given to the term “Lessor Risk Amount” in the Amended and Restated MOLA except that the excess mileage charge and the delayed delivery charge set out in the definition of “Lessor Risk Amount” shall be read, respectively, as £0.12 per mile and £25 per day; and

(iv)          “Period of Hire” shall have the meaning given to the term “Lease Term” in the Amended and Restated MOLA.

5.                                      PURCHASE AGENCY, SALES AGENCY AND SUB-LEASE ADDENDUM

With effect from the Effective Date:

(a)                                  each of the Purchase Agency, the Sales Agency and the Sub-Lease Addendum shall be terminated and be of no further effect, and references to the Sales Agency in the Schedules shall be of no effect;

(b)                                 any order for any vehicle made by the Lessee on behalf of any Company pursuant to the Purchase Agency shall be deemed to have been made by the Lessee on behalf of such Company pursuant to and be subject to the terms and conditions of the Amended and Restated MOLA;

(c)                                  any sale of any vehicle the subject of a Schedule to be made by the Lessee (or its delegate) as agent of the relevant Company shall be sold in accordance with the terms of the Amended and Restated MOLA and the relevant Schedule; and

(d)                                 each vehicle the subject of a Schedule shall be subject to, inter alia, the restrictions on sub-leasing contained in the Amended and Restated MOLA.

6.                                      CONFIRMATION OF GUARANTOR

The Guarantor confirms that its obligations under each of the Original Guarantee and the Guarantor’s Deed shall remain in full force and effect in respect of the Lessee’s obligations under the Amended and Restated MOLA and that the obligations under this Deed and the Amended and Restated MOLA constitute obligations included within each of the Original Guarantee and the Guarantor’s Deed.

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7.                                      REPRESENTATIONS AND WARRANTIES

Each of the parties to this Deed represents and warrants to the other parties that:

(a)                                  Corporate power: it has power to execute, deliver and perform its obligations under this Deed; all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of this Deed and this Deed constitutes its valid and legally binding obligations enforceable in accordance with its terms subject to the Reservations;

(b)                                 No conflict with other obligations: its execution and delivery of, the performance of its obligations under, and compliance with the provisions of, this Deed by it will not (i) contravene any material existing applicable law, statute, rule or regulation or any judgment, decree or permit to which it is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any material agreement or other instrument to which it is a party or is subject or by which it or any of its property is bound, (iii) contravene or conflict with any material provision of its Memorandum and Articles of Association, or (iv) result in the creation or imposition of or oblige it to create any security interest over any of its undertaking, assets, rights or revenues; and

(c)                                  Consents obtained: every consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by such party to authorise, or required by such party in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of this Deed or the performance by it of its obligations under this Deed has been obtained or made and is in full force and effect and there has been no default in the observance of the conditions or restrictions (if any) imposed in, or in connection with, any of the same.

8.                                      EXPENSES

The Lessee shall pay any reasonable out-of-pocket fees, costs and expenses incurred by CAPITAL in connection with the negotiation, preparation and execution of this Deed.

9.                                      MISCELLANEOUS

9.1                               Continuation of the MOLA

Save as amended and restated by this Deed, the provisions of the MOLA shall continue in full force and effect and the Amended and Restated MOLA and this Deed shall be read and construed as one instrument.

9.2                               Counterparts

This Deed may be executed in any number of counterparts and by the different parties on separate counterparts, each of which when so executed and delivered shall be an original but all counterparts shall together constitute one and the same instrument.

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9.3                               Contract (Rights of Third Parties) Act 1999

No person who is not a party to this Deed shall be entitled to enforce any term of this Deed pursuant to the Contracts (Rights of Third Parties) Act 1999.

10.                               GOVERNING LAW AND JURISDICTION

10.1                           This Deed is governed by English law.

10.2                           The courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute regarding the existence, validity or termination of this Deed).

This Deed has been entered into on the date stated at the beginning of this Deed.

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SIGNATURE PAGE

EXECUTED as a deed for and on behalf of CAPITAL BANK plc	) ) )	/s/ [ILLEGIBLE]
by	)	Authorised Signatory
affixing the Company Seal hereto
In the presence of:

/s/ [ILLEGIBLE]
Secretary

EXECUTED as a deed for and on behalf of	) )
VANGUARD RENTAL (UK) LIMITED	) )	Director
by and by	) )
Director/Secretary

EXECUTED as a deed for and on behalf of	) )
VANGUARD RENTAL (HOLDINGS) LIMITED	) )	Director
by and by	) )
Director/Secretary

8

SIGNATURE PAGE

EXECUTED as a deed for and on behalf of CAPITAL BANK plc	) ) )
by	)	Authorised Signatory

In the presence of:

Name

Address

Occupation

EXECUTED as a deed for and on behalf of	) )	/s/ [ILLEGIBLE]
VANGUARD RENTAL (UK) LIMITED	) )	Director
by and by	) )	/s/ [ILLEGIBLE]
Director/Secretary

EXECUTED as a deed for and on behalf of	) )	/s/ [ILLEGIBLE]
VANGUARD RENTAL (HOLDINGS) LIMITED	) )	Director
by and by	) )	/s/ [ILLEGIBLE]
Director/Secretary

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APPENDIX

Amended and Restated MOLA

9

CONFORMED COPY

DATED 14 February 2002

as amended and restated on 26 September 2005

CAPITAL BANK plc
(as principal and as agent on behalf of the Companies)

and

VANGUARD RENTAL (UK) LIMITED
(formerly ANC Rental Corporation (UK) Limited)

MASTER OPERATING LEASE AGREEMENT

DWF

Centurion House

129 Deansgate

Manchester

M3 3AA

CONTENTS

1.	Definitions and Construction	4
2.	Purchase Agency	13
3.	Agreement to Lease	18
4.	Lease Term	18
5.	Rentals and Allowances	19
6.	The Vehicles	24
7.	Insurance	26
8.	Redelivery of the Vehicles	28
9.	Termination	28
10.	Disclaimer	31
11.	Sale of Goods After Termination	32
12.	Lessee’s Warranties	36
13.	Notices	37
14.	Miscellaneous	38
15.	Data Protection	39
16.	Governing Law and Jurisdiction	39
SCHEDULE 1		41
	The Relevant Lessors	41
SCHEDULE 2		42
	Form of Lease Contract	42
SIGNATURE PAGE		46

2

THIS MASTER OPERATING LEASE AGREEMENT is dated 14 February 2002, has been amended and restated on 26 September 2005, numbered 0881050 and made between:

(1)                                  CAPITAL BANK plc (Company No. 392902) of Capital House, Queens Park Road, Handbridge, Chester, CH88 3AN (“CAPITAL”) acting as principal and as agent on behalf of each of the following companies:

CAPITAL BANK LEASING 1 LIMITED

CAPITAL BANK LEASING 2 LIMITED

CAPITAL BANK LEASING 3 LIMITED

CAPITAL BANK LEASING 4 LIMITED

CAPITAL BANK LEASING 5 LIMITED

CAPITAL BANK LEASING 6 LIMITED

CAPITAL BANK LEASING 7 LIMITED

CAPITAL BANK LEASING 8 LIMITED

CAPITAL BANK LEASING 9 LIMITED

CAPITAL BANK LEASING 10 LIMITED

CAPITAL BANK LEASING 11 LIMITED

CAPITAL BANK LEASING 12 LIMITED

ILC ASSET FINANCE LIMITED

ILC OPERATING LEASING LIMITED

ILC HARVEST FINANCE LIMITED

ILC LEASING LIMITED

(together with CAPITAL, the “Companies” and each a “Company”); and

(2)           VANGUARD RENTAL (UK) LIMITED (Company No. 1089057) whose registered office is at James House, 55 Welford Road, Leicester, LE2 7AR (the “Lessee”).

BACKGROUND:

(A)          The Companies have agreed to appoint the Lessee as their agent for the purchase of Vehicles on the terms set out in this Master Agreement

(B)           The Companies have agreed to lease to the Lessee and the Lessee has agreed to take on lease the Vehicles.

(C)           This Master Agreement sets out the terms for the leasing of Vehicles which will be deemed to be incorporated in each Lease Contract on signature of the relevant Lease Contract by the Lessee and the Lessor.

(D)          The Companies have agreed to appoint the Lessee, in certain circumstances, as their agent for the sale of Vehicles on the expiration of the relevant Lease Term on the terms set out in this Master Agreement.

IT IS AGREED as follows:

1.                                      DEFINITIONS AND CONSTRUCTION

1.1                                 In this Master Agreement:

“Accounting Period”	means an accounting period of the Lessor for the purpose of Section 12 ICTA;

“Affiliate”	means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company;

“Assumed Net Sales Proceeds”	means, in relation to any Vehicle, the amount specified as such in the applicable Lease Contract;

“Break Costs”

means, in relation to any Vehicle, any Loss (other than any loss of profit) suffered, incurred or paid by the Lessor or by HBOS Treasury Services plc on behalf of the Lessor in liquidating, cancelling or reallocating any loan, deposit or other funding obtained by the Lessor (or by HBOS Treasury Services plc on behalf of the Lessor) to fund the Lessor’s acquisition of such Vehicle and its investment in such Vehicle from time to time;

“Business Day”	means a day upon which banks are open for the transaction of normal banking business in the City of London (other than a Saturday or Sunday);

“CAA”	means the Capital Allowances Act 2001;

“Capital Allowances”

means any writing down allowance made in respect of capital expenditure on plant and machinery under Part 2 CAA and/or any other law or regulation for the time being in force providing for the making of similar allowances and/or giving of similar reliefs whether introduced in addition to or as a replacement for the same;

“Cerberus”	means Cerberus Capital Management, L.P.;

“Change of Control”	means any Lessee Change of Control or any Guarantor Change of Control;

“Commencement Date”	means, in relation to any Lease Term, the first day of such Lease Term as specified in the applicable Lease Contract;

“Corporation Tax”

means the corporation tax on profits at the standard rate (as opposed to the small companies rate) in the context of the scheme of taxation applying to UK resident companies generally, or tax of a similar nature if enacted in addition to or in substitution for corporation tax;

“Due Date”	means, in relation to any sum payable under any Lease Contract, the date on which payment of such sum falls due for payment in accordance with the terms of such Lease Contract;

“Event of Default”	means any event or circumstance specified as such in clause 9.1;

“Fund”

means any fund, trust or person the assets of which are managed professionally for investment purposes on behalf of investors, shareholders, unit holders, partners, members or other participants (howsoever organised or described);

“Group of Companies”	means any companies which are members of the same group of companies (as defined by Section 413 ICTA) for the purposes of the provisions for group relief contained in ICTA;

“Guarantor”	means Vanguard Rental (Holdings) Limited (company number 915008);

“Guarantor Change of Control”	means:

(a) Cerberus or any Permitted Holder ceases to control directly or indirectly the Guarantor; or

(b) any person or group of persons acting in concert gains direct or indirect control of the Guarantor.

For the purposes of paragraph (a) (but only prior to an Initial Public Offering) and paragraph (b) of this definition “control” of the Guarantor means:

(i) the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(1) cast, or control the casting of, more than 50% of the maximum number of votes that might be cast at a general meeting of the Guarantor; or

(2) appoint or remove all, or the majority, of the directors or other equivalent officers of the Guarantor; or

(3) give directions with respect to the operating and financial policies of the Guarantor with which the directors or other equivalent officers of the Guarantor are obliged to comply; and/or

(ii)     the holding beneficially of more than 50% of the issued share capital of the Guarantor (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital);

For the purposes of paragraph (a) of this definition following an Initial Public Offering, “control” of the Guarantor means:

(i) the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(1) cast, or control the casting of more than 29.9% of the maximum number of votes that might be cast at a general meeting of the Guarantor; or

(2) appoint or remove all, or the majority, of the directors or other equivalent officers of the Guarantor; or

(3) give directions with respect to the operating and

financial policies of the Guarantor with which the directors or other equivalent officers of the Guarantor are obliged to comply; and/or

(ii)                        the holding beneficially of more than 29.9% of the issued share capital of the Guarantor (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).

For the purposes of paragraphs (a) and (b) of this definition, “acting in concert” means a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition of shares in the Guarantor by any of them, either directly or indirectly, to obtain or consolidate control of the Guarantor;

“Holding Company”	means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary;

“ICTA”	means the Income and Corporation Taxes Act 1988;

“Initial Public Offering”

means the listing of any shares of the Guarantor or any Holding Company of the Guarantor on any recognised stock exchange for listed securities whether effected by way of an offer for sale, a new issue of shares, an introduction, a placing or otherwise;

“Lease Contract”	means each signed and dated contract for the leasing of Vehicles entered into between the Lessor and the Lessee, each such contract to be substantially in the form set out in schedule 2;

“Lease Term”	means, in relation to any Lease Contract, the lease period for the relevant Vehicles as specified in such Lease Contract;

“Leasing Schedule”	means, in relation to any Lease Contract, the appendix attached to such

Lease Contract detailing the Vehicles the subject of such Lease Contract, each such schedule to be substantially in the form set out in schedule 2;

“Lessee Change of Control”

means the Lessee ceases to be a wholly owned subsidiary (as such term is defined in Section 736 of the Companies Act 1985) of the Guarantor or the Guarantor ceases to control directly or indirectly the Lessee.

For the purposes of this definition “control” of the Lessee means:

(i) the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(1) cast, or control the casting of, more than 50% of the maximum number of votes that might be cast at a general meeting of the Lessee; or

(2) appoint or remove all, or the majority, of the directors or other equivalent officers of the Lessee; or

(3) give directions with respect to the operating and financial policies of the Lessee with which the directors or other equivalent officers of the Lessee (as applicable) are obliged to comply; and/or

(ii)               the holding beneficially of more than 50% of the issued share capital of the Lessee (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital);

“Lessee Group Company”	means any of the following:

(i) the Guarantor;

(ii) any Subsidiary for the time being of the Guarantor; and

(iii) any Subsidiary for the time being of the Lessee;

“Lessor”	means, in relation to any Lease Contract, the Company in which title to the Vehicles the subject of such Lease Contract is vested for the time being;

“Letter of Offer”	means the letter of offer dated 3 December 2004 relating to operating lease, hire purchase and guarantee facilities and made between CAPITAL (on behalf of itself and the Companies) and the Lessee;

“Loss”

means any loss, demand, liability, obligation, claim, action, proceeding, penalty, fine, damage, adverse judgement, order or other sanction, reasonable fee and reasonable out-of-pocket cost and expense (including any reasonable fee and reasonable out-of-pocket cost and expense of any legal counsel);

“Master HP Agreement”	means the master hire purchase agreement dated 14 February 2002, numbered 0881051 and made between CAPITAL and the Lessee (as amended and restated);

“Material Adverse Effect”

means, in respect of determining the occurrence (or not) of any of the events or circumstances described in paragraphs (l) and (m) of clause 9.1, any effect which, in the reasonable opinion of the Companies is likely to:

(a) adversely affect the ability of the Lessee, to comply with its obligations under this Master Agreement or any Lease Contract; or

(b) result in this Master Agreement, or any Lease Contract, not being legal, valid and binding on, and enforceable substantially in accordance with its terms against any party to that document;

“Net Sales Proceeds”	means, in relation to any Vehicle, the actual sales proceeds of such Vehicle (whether or not it is a Total Loss and exclusive of VAT, if applicable) received by the Lessor or by the Lessee as agent of the Lessor (as applicable) less the costs of sale;

“Permitted Holder”	means:

(a) any Affiliate of Cerberus or Stephen A. Feinberg;

(b) any Fund managed by Cerberus or Stephen A. Feinberg;

“Premises”	means any location from which the Lessee carries on its normal business or where any Vehicle is used, kept or stored;

“Rentals”

means, in relation to any Vehicle or in relation to any Lease Contract (as applicable), the sums payable by the Lessee to the Lessor for the leasing of such Vehicle or the Vehicles the subject of such Lease Contract (as applicable) as specified in the applicable Lease Contract;

“Security Interest”

means any mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement having similar effect, provided that such security interest is not a repairer’s or contractor’s lien arising by operation of law;

“Self Drive Hire”	means self-drive hire as defined in Article 7(3)(b) of the Value Added Tax (Input Tax) Order 1992 (as amended by Statutory Instrument 1993/2954);

“Self Drive Hire Rental Master Agreement”	means the self drive hire rental master agreement dated 27 March 1998 and made between, inter alios, CAPITAL and the Lessee (as amended and restated);

“Subsidiary”

means, in respect of any company, person or entity, any company, person or entity directly or indirectly controlled by such company, person or entity (including any Subsidiary acquired after the date of this Master Agreement) and “Subsidiaries” shall mean all or any of them, as appropriate;

“Supplier”	means, in relation to any Vehicle, the manufacturer and/or the supplier of or the dealer in such Vehicle;

“Termination Sum”	means, in relation to any Vehicle or any Lease Contract (as applicable), the amount calculated in accordance with paragraph (b) of clause 9.2;

“Total Loss”

means, in relation to any Vehicle, the condition of such Vehicle where it is or has been irreparably damaged, destroyed or lost from whatever cause or if the cost of repairing such Vehicle would exceed the cost of replacing it or if the cost of recovery of such Vehicle is uneconomic;

“UK GAAP”	means, in relation to any relevant time occuring:

(a) prior to 1 January 2005, generally accepted accounting principles in the United Kingdom; and

(b) on or after 1 January 2005, international accounting standards as applicable to relevant companies in the United Kingdom;

“VAT”	means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature; and

“Vehicles”

means each vehicle listed in a Leasing Schedule or any other part of a Lease Contract (and where the context so permits, the individual items of property referred to therein) and shall include all replacements, renewals and component parts thereof and all additions and accessories thereto.

1.2                               Construction

In this Master Agreement and any applicable Lease Contract:

(a)                                  any reference to:

(i)                                     “assets” includes present and future properties, revenues and rights of every description;

(ii)                                  an “Act” is a reference to an Act of Parliament of the United Kingdom of Great Britain and Northern Ireland;

(iii)          “£” and “Sterling” means the lawful currency of the United Kingdom of Great Britain and Northern Ireland;

(iv)          this Master Agreement, any Lease Contract or any other agreement or instrument is a reference to this Master Agreement, that Lease Contract or that other agreement or instrument as amended, varied, modified, supplemented, replaced or novated;

(v)           “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)          a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(vii)         “CAPITAL”, any “Company”, the “Lessor” or the “Lessee” shall, where the context permits, include such person’s successors and permitted assigns and any persons deriving title under such person;

(viii)        a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(ix)           a provision of law is a reference to that provision as amended or re-enacted (except as provided for in clause 5);

(x)            a time of day is a reference to London time;

(xi)           an Event of Default which is “continuing” is a reference to an Event of Default which has not been waived; and

(xii)          a clause or Schedule is to a clause of or Schedule to this Master Agreement or applicable Lease Contract (as the case may be);

(b)                                 words importing the plural include the singular (and vice versa);

(c)                                  the ejusdem generis rule shall not apply and accordingly the interpretation of general words shall not be restricted by being preceded by words including a particular class of acts, matters or things or by being followed by particular examples; and

(d)                                 section, clause and schedule headings are for ease of reference only.

2.                                      PURCHASE AGENCY

2.1                                 Definitions

For the purposes of this clause 2:

“Interest Rate”	means, at any relevant time, the percentage rate per annum equal to the aggregate of 3% and the Bank of Scotland Base Rate at such time;

“Lessee’s Bank Account”	means the account in the name of the Lessee as specified in Part 1 of the relevant Lease Contract or such other account in the United Kingdom as may be notified by the Lessee to the Lessor in writing;

“Limit”

means the total aggregate cost of the Relevant Vehicles which the Lessee may acquire as agent of the Companies as set out in the Letter of Offer or as may be otherwise agreed in writing by CAPITAL and the Lessee;

“Price”	means, in relation to any Relevant Vehicle, the purchase price of such Relevant Vehicle paid or to be paid by the Lessee or the Relevant Lessor to the Supplier (inclusive of VAT if any);

“Reimbursement Invoice”	means, in relation to any Relevant Vehicle, an invoice from the Lessee, addressed to CAPITAL as agent of the Relevant Lessor in respect of the Price of such Relevant Vehicle;

“Relevant Lessor”

means, in relation to any Lease Contract, the Company in respect of which the two or three digit number specified opposite its name in schedule 1 corresponds with the first two or three digits of the reference number allocated to such Lease Contract; and

“Relevant Vehicles”	means each vehicle acquired or to be acquired by the Lessee as agent under the terms of this clause 2.

2.2                                 Authority of Agent

(a)                                  The Companies appoint the Lessee as their agent (and the Lessee accepts such appointment) for the purposes of acquiring Relevant Vehicles on and subject to the terms of this clause 2.

(b)                                 All orders for Relevant Vehicles will be placed by the Lessee with the Supplier as agent on behalf of the Relevant Lessor. Any negotiations that shall take place between the Lessee or any third party acting on the Lessee’s behalf and the Supplier in relation to the supply of Relevant Vehicles shall be undertaken by the Lessee as agent on behalf of the Relevant Lessor for the express purpose of the Relevant Lessor becoming the owner of the Relevant Vehicles.

(c)                                  The Lessee shall not:

(i)            enter into any agreement with a Supplier for the acquisition of Relevant Vehicles as agent for the Companies prior to the date of this Master Agreement;

(ii)           place any firm order or purport to bind the Companies to any contract for the acquisition of any Relevant Vehicle if, as a consequence thereof, on entering into a Lease Contract in respect of any such Relevant Vehicle the aggregate of the amount then outstanding to the Companies under all Lease Contracts from all Lessee Group Companies would exceed the Limit;

(iii)          exercise its authority under this Master Agreement to purchase any Relevant Vehicle from itself or from any Lessee Group Company unless such Lessee Group Company’s business is the manufacture or supply of the Relevant Vehicle in question and provided that the Price of any such Relevant Vehicle shall not be greater than the price at which such Lessee Group Company sells such Relevant Vehicles in its ordinary course of business;

(iv)          purchase any Relevant Vehicle under this Master Agreement which has been used for the purpose of a trade carried out by the Lessee or any Lessee Group Company; or

(v)           exercise its authority under this Master Agreement to purchase any Relevant Vehicle for so long as any Event of Default has occurred and is continuing.

(d)                                 The Lessee shall ensure that all Relevant Vehicles shall be purchased under this Master Agreement with clear title, free from any Security Interest and with the benefit of all Supplier warranties and guarantees.

(e)                                  The Lessee shall not claim or be entitled to any remuneration or reimbursement for acting as agent under this Master Agreement except as expressly set out in this clause 2.

2.3                                 Passing of Title and Risk

(a)                                  The Lessee shall (i) procure that good title to each Relevant Vehicle shall, on payment of the Price, pass directly from the Supplier to the Relevant Lessor free from any Security Interest and (ii) at the request of the Relevant Lessor, procure the execution of any and all documentation and the performance of all further acts and things that may be necessary or desirable to ensure title to each Relevant Vehicle is vested in the Relevant Lessor as principal.

(b)                                 Risk of loss of or damage to each Relevant Vehicle (other than those Relevant Vehicles in the possession of the Lessor) shall at all times remain with the Lessee following the passing of risk from the Supplier. As from the date of delivery of any Relevant Vehicle to the Lessee such Relevant Vehicle shall be regarded as having been on lease to the Lessee notwithstanding that a Lease Contract may not have been signed by the Lessee in respect of that Relevant Vehicle. All the provisions of the Lease Contract with regard to repair, maintenance and insurance of the Relevant Vehicles and the rights and obligations of the parties on the occurrence of loss or of damage occurring to the Relevant Vehicles shall apply in respect of each such Relevant Vehicle with effect from the date of delivery.

2.4                                 Delivery

(a)                                  The Lessee shall accept delivery from the Supplier of all Relevant Vehicles purchased under this Master Agreement on behalf of the Relevant Lessor. Such delivery shall be deemed to constitute delivery of each such Relevant Vehicle by the Relevant Lessor to the Lessee for the purposes of the relevant Lease Contract.

(b)                                 The Lessee shall be deemed to have accepted the Relevant Vehicles as being in good condition and satisfactory for all purposes unless it shall notify the Relevant Lessor to the contrary within 7 days of delivery and in any event prior to signing and dating a Lease Contract in respect of the relevant Relevant Vehicle.

(c)                                  If the Lessee does not accept delivery of a Relevant Vehicle or if any Relevant Vehicle is not satisfactory for the Lessee’s purpose:

(i)            the Lessee shall not be bound to enter into a Lease Contract in respect of such Relevant Vehicle as required by paragraph (a) of clause 2.6;

(ii)           the Lessee shall be deemed, as between the Lessee and the Relevant Lessor, to have purchased such Relevant Vehicle as principal;

(iii)          the Relevant Lessor shall be released from any obligation to reimburse to the Lessee the Price, and if the Relevant Lessor has already paid to a Supplier or to the Lessee the Price, the Lessee shall forthwith repay such amount to the Relevant Lessor together with interest at the Interest Rate from the date of payment of such amount by the Relevant Lessor to the date on which it is repaid to the Relevant Lessor;

(iv)          the Relevant Lessor shall assign to the Lessee, at the Lessee’s cost, all the Relevant Lessor’s rights, title and interest in and to such Relevant Vehicle (if any) and its rights against the Supplier free from any Security Interest created by the Relevant Lessor;

(v)                                 the Lessee shall indemnify the Relevant Lessor and keep the Relevant Lessor indemnified against all and any Loss suffered, incurred or paid by the Relevant Lessor by reason of the Lessee having acquired such Relevant Vehicle as agent of the Relevant Lessor save and to the extent that, in either case, any such Loss (or part thereof) is caused or contributed to by the Relevant Lessor’s own negligence or wilful default; and

(vi)                              the Relevant Lessor shall repay to the Lessee any Rental actually paid by the Lessee to the Relevant Lessor in respect of any such Relevant Vehicle together with interest at the Interest Rate from the date of receipt of such Rental by the Relevant Lessor to the date on which it is repaid to the Lessee.

(d)                                 The Lessee shall, whether or not it accepts any Relevant Vehicle as satisfactory, pay all the costs of preparation, signage, livery and delivery of such Relevant Vehicle and shall indemnify the Relevant Lessor and keep the Relevant Lessor indemnified against any Loss suffered, incurred or paid by the Relevant Lessor in connection with such costs.

2.5                                 Payment of the Price and Reimbursement

(a)                                  In relation to any Relevant Vehicle, the Lessee shall, or shall procure that a third party acting as sub-agent for the Lessee shall, on behalf of the Relevant Lessor, pay the Price to the Supplier not later than the date on which such Price is due to the Supplier in accordance with the Supplier’s terms of business.

(b)                                 Following payment by or on behalf of the Lessee in accordance with paragraph (a) of this clause 2.5, the Lessee shall at intervals to be agreed from time to time with the Companies but no later than the end of the Lessee’s VAT period, provide to CAPITAL as agent of the Relevant Lessor the Reimbursement Invoice in respect of all Relevant Vehicles acquired by the Lessee as agent of such Relevant Lessor following the date of the previous Reimbursement Invoice (and, within 7 days of any request by CAPITAL, a copy of any Supplier’s invoice addressed to the Lessee with respect to a Relevant Vehicle the subject of such Reimbursement Invoice). CAPITAL on behalf of the Relevant Lessor shall pay to the Lessee the amount shown in the Reimbursement Invoice in cleared funds not later than the third Business Day following the date on which such invoice is received. All payments under this Master Agreement shall be made to the Lessee’s Bank Account.

(c)                                  The Lessee may, with the prior written consent of the Companies, in lieu of submitting a Reimbursement Invoice in accordance with paragraph (b) of this clause 2.5, arrange for the Supplier to submit the Supplier’s invoice for Relevant Vehicles direct to CAPITAL on behalf of the Relevant Lessor. CAPITAL on behalf of the Relevant Lessor is hereby authorised by the Lessee to pay the amount of such Supplier’s invoice direct to the Supplier in accordance with the terms of payment agreed between the Lessee and the Supplier.

(d)                                 The Lessee may, with the prior written consent of the Companies, arrange for a third party to act as its sub-agent for the purposes of acquiring Relevant Vehicles under the terms of this clause 2. In that event the Lessee may arrange for such third party to submit the Reimbursement Invoice to CAPITAL on behalf of the Relevant Lessor and the terms of paragraph (b) of this clause 2.5 shall apply to the payment of such Reimbursement Invoice as if references in paragraph (b) of this clause 2.5 to “the Lessee” were references to such third party. The Lessee shall indemnify the Relevant Lessors and keep the Relevant Lessors indemnified against any Loss suffered, incurred or paid by any of them by reason of the acts or omission of such third party.

(e)                                  The Relevant Lessor shall be entitled to deduct from any payment to the Lessee under paragraph (b) of this clause 2.5 or third party under paragraph (d) of this clause 2.5 any sum then due from the Lessee (or third party if applicable) to the Relevant Lessor under the Lease Contract or any other Lease Contract between the Relevant Lessor and the Lessee.

2.6                                 Entering into of Lease Contracts

(a)                                  The Lessee shall, on or before the date of payment by the Relevant Lessor of the Price in accordance with clause 2.5 enter into a Lease Contract with the Relevant Lessor in respect of the Relevant Vehicles.

(b)                                 If for any reason (including failure to agree on any term of the Lease Contract or the Rental) the Lessee does not enter into a Lease Contract in respect of any Relevant Vehicle:

(i)                                     the Lessee shall be deemed, as between the Lessee and the Relevant Lessor, to have purchased such Relevant Vehicle as principal;

(ii)           the Relevant Lessor shall be released from any obligation to reimburse to the Lessee, the Supplier or any third party the Price, and if the Relevant Lessor has already paid to any such person the Price, the Lessee shall forthwith repay such amount to the Relevant Lessor together with interest at the Interest Rate from the date of payment of such amount to the date on which it is repaid to the Relevant Lessor;

(iii)          the Relevant Lessor shall assign to the Lessee, at the Lessee’s cost, all the Relevant Lessor’s rights, title and interest in and to any such Relevant Vehicle (if any) and its rights against the Supplier;

(iv)          the Lessee shall indemnify the Relevant Lessor and keep the Relevant Lessor indemnified against all and any Loss suffered, incurred or paid by the Relevant Lessor by reason of the Lessee having acquired such Relevant Vehicle as agent of the Relevant Lessor save and to the extent that such Loss (or any part thereof) is caused or contributed to the Lessor’s own negligence or wilful default; and

(v)                                 the Relevant Lessor shall repay to the Lessee any Rental actually paid by the Lessee to the Relevant Lessor in respect of any such Relevant Vehicle together with interest at the Interest Rate from the date of receipt of such Rental by the Relevant Lessor to the date on which it is repaid to the Lessee.

2.7                                 Warranties

The Lessee gives the following warranties to the Relevant Lessor at the time of each Reimbursement Invoice and in relation to the Relevant Vehicles which are the subject of that Reimbursement Invoice:

(a)                                  that the price at which the Lessee shall obtain each Relevant Vehicle and which shall be shown on the Reimbursement Invoice shall be net of all Supplier discounts reasonably obtainable by the Lessee;

(b)                                 that the information shown in the Supplier’s invoice and the Reimbursement Invoice is in all material respects true and correct;

(c)                                  that on the payment by the Relevant Lessor to the Lessee of each Reimbursement Invoice the Lessor shall obtain good title in respect of each Relevant Vehicle shown thereon free from any Security Interest; and

(d)                                 that the Lessee is registered for VAT in the United Kingdom.

3.                                      AGREEMENT TO LEASE

3.1                                 Agreement to Lease

Each Lessor shall lease and the Lessee shall take on lease the Vehicles upon the terms and conditions of the applicable Lease Contract which shall incorporate the terms of this Master Agreement provided that, in the event of any conflict between any provision contained in this Master Agreement and any provision contained in any Lease Contract, the latter shall prevail. Each Lease Contract shall come into effect on execution and delivery of the applicable Leasing Schedule by each of the Lessee and the Lessor.

3.2                                 Quiet Enjoyment

Subject to the compliance by the Lessee with all of its obligations under this Master Agreement, the Lease Contracts and the Letter of Offer, the Lessor warrants to the Lessee that the Lessee may peaceably hold and retain the Vehicles throughout the Lease Term without interference from the Lessor or any persons claiming title through the Lessor.

4.                                      LEASE TERM

Each Lessor shall lease and the Lessee shall take on lease each Vehicle, subject to the terms of this Master Agreement and the relevant Lease Contract, for the Lease Term as specified in such Lease Contract.

5.                                      RENTALS AND ALLOWANCES

5.1                                 The Lessee shall pay to the Lessor in cleared funds on or before the Due Date the Rentals and the Assumed Net Sales Proceeds (together with, subject to the production of a valid VAT invoice, any VAT applicable thereto) to such account as the Lessor may specify without prior demand and without any right of set-off or to make any deductions or withholding in respect of any period during which the Vehicles are unserviceable. If the Due Date is not a Business Day, the Lessee shall pay the Rentals to the Lessor on the next Business Day.

5.2                                 Payments sent by post shall be at the Lessee’s risk. Subject to clause 9.1(a) payment of all sums due from the Lessee under this Master Agreement on their respective Due Dates shall be of the essence of the Master Agreement and each Lease Contract.

5.3                                 Any sum due under this Master Agreement or under any Lease Contract which is not received by the Lessor on its Due Date shall bear interest from the Due Date at the rate of 3% per annum over Bank of Scotland Base Rate calculated on a daily basis and compounded quarterly as well after as before judgement, until payment thereof and the Lessor may appropriate any sum received from the Lessee under this Master Agreement, any Lease Contract or any other agreement subsisting between the Lessee and the Lessor to any part of the debt notwithstanding any contrary appropriation by the Lessee.

5.4                                 The Rentals and the Assumed Net Sales Proceeds have been calculated on the assumption that:

(a)           subject to Section 220 CAA, in respect of the whole of the expenditure incurred by the Lessor in the acquisition of the Vehicles, the Lessor will be entitled to Capital Allowances pursuant to Section 55 CAA at the rate specified in the applicable Lease Contract commencing in the Accounting Period in which the applicable Lease Contract is made and such writing down allowances will not be delayed, disputed or withdrawn in whole or in part;

(b)           the Lessor will not be required to bring into account in any Accounting Period any disposal value in relation to the Vehicles pursuant to Section 61 CAA, in excess of any sales proceeds, insurance proceeds or other compensation actually received by the Lessor in respect thereof in such Accounting Period;

(c)           the rate of Corporation Tax at all relevant times is the rate specified in the Lease Contract;

(d)           the due dates for payment of Corporation Tax by the Lessor in respect of each Accounting Period shall be as prescribed in Statutory Instrument 1998 No. 3175 entitled Corporation Tax (Instalment Payments) Regulations 1998;

(e)           all Rentals are accrued for tax purposes in the same manner as they are accrued for accounting purposes;

(f)            the Assumed Net Sales Proceeds are accounted for and taxed as disposal proceeds for the purposes of Section 61 CAA in the Accounting Period in which they are due to be received;

(g)           the Lessor Sales Proceeds Retention (as defined in clause 11) is accounted for and taxable in the Accounting Period in which it is received;

(h)           relief for interest in respect of the funds borrowed by the Lessor for the purpose of making payment of any part of the acquisition price of the Vehicles or for the purpose of replacing any funds so borrowed will be allowable for tax purposes in the Accounting Period in which the interest is accrued;

(i)            no later than each due date for payment of Corporation Tax by the Lessor in respect of any Accounting Period, the Lessor shall have received and retained a proportion of the benefit of the aforesaid allowances or reliefs corresponding to the amount of the Lessor’s Corporation Tax due and payable on that date as a proportion of the Lessor’s total Corporation Tax liability for that Accounting Period, such benefit to be received as a reduction of the Corporation Tax otherwise payable or by reason of a payment for group relief by a member of the Group of Companies of which the Lessor is a member to the Lessor in respect of the aforesaid allowances or reliefs where there has been a surrender of losses to that member;

(j)            the Lessor’s Accounting Period shall not change;

(k)           any payment in respect of group relief not exceeding the amount of the tax losses surrendered by way of group relief will not be taxable in accordance with Section 402(6) ICTA;

(l)            no change will be made in UK GAAP as it affects the Lessor or any other member of the group of companies of which the Lessor is a member; and

(m)          no change will be made in tax law and/or the published practice of any relevant Revenue authority as it affects the Lessor and/or other members of the Group of Companies of which the Lessor is a member.

5.5                                 If any of the assumptions specified in clause 5.4 prove to be incorrect and by reason thereof the net after tax rate of return to the Lessor on its investment in the Vehicles shall be less or more than it would have been had the relevant assumptions proved to be correct, the Lessor shall (even if the leasing of all or any of the Vehicles has been determined and provided that the sums calculated would result in an aggregate adjustment of more than £100.00 in the Rentals paid and/or payable during the Lease Term in respect of the applicable Lease Contract):

(a)           increase or decrease the remaining Rentals; or

(b)           if no further Rentals remain to be paid, calculate the amount of the additional Rental or rebate of Rental that is required to be paid to ensure that, after allowance for the costs of carrying out such calculation, the net after tax rate of return to the Lessor on the Lessor’s investment in the Vehicles shall remain the same as it would have been had the relevant assumptions proved to be correct and shall notify such adjustment or additional Rental or rebate of Rental to the Lessee together with any revised assumptions which the Lessor has made in calculating such adjustment in lieu of those assumptions which have proved to be incorrect. Following any such adjustment this paragraph shall have effect as if paragraphs (a) to (m) inclusive of clause 5.4 contained the revised assumptions notified to the Lessee in lieu of those assumptions which have proved to be incorrect. Within 14 days after receipt of notification of the amount thereof the relevant party shall pay to the other party any additional Rental or rebate of Rental.

Notwithstanding the foregoing and save to the extent that any assumption has become incorrect as a result of a change in law or practice or in UK GAAP, no such assumption as set out in clause 5.4 shall be incorrect if the Lessor’s failure to obtain Capital Allowances or the benefit of such allowances is solely due to:

(i)            the Lessor or any member of the Lessor Group of Companies failing to make all appropriate returns or make claims within the time limits required by law (otherwise than by reason of any failure by the Lessee to provide the Lessor with information or other assistance reasonably required in writing by the Lessor for the purposes of making such claim); or

(ii)           the Lessor or any member of the Lessor Group of Companies having insufficient profits to set off or otherwise utilise any tax losses created by the claiming of the aforesaid Capital Allowances (provided that this limitation shall not apply to the extent that the insufficiency of profits would not have arisen but for any negligence or wilful default on behalf of the Lessee or the Lessee not complying with any of its material obligations under this Master Agreement or any Lease Contract); or

(iii)          the Lessor voluntarily ceasing to carry on a leasing trade or the Lessor ceases to treat the transactions contemplated by this Master Agreement or any Lease Contract as part of such leasing trade; or

(iv)          the Lessor failing to prepare its statutory accounts on the basis that the transactions contemplated by this Master Agreement shall constitute an operating lease or if the external auditors of the Lessor for the time being shall qualify their audit report in respect of such treatment by the Lessor; or

(v)           the Lessor voluntarily ceasing to be within the charge to Corporation Tax or voluntarily ceasing to be resident for tax purposes in the United Kingdom; or

(vi)          the Lessor is not, or is treated as not being a member of a Group of Companies; or

(vii)         the Lessor or any member of the Lessor’s Group of Companies submits its Corporation Tax computations on a basis which is inconsistent with the assumption set out in clause 5.4; or

(viii)        the Lessor voluntarily changing its accounting period or the Lessor voluntarily changing the method upon which it prepares its accounts insofar as they relate to the transactions contemplated by this Master Agreement or any Lease Contract.

5.6                                 For the avoidance of doubt, it is agreed that if the Inland Revenue shall dispute the availability of any Capital Allowances then the Lessor shall be entitled to pay the additional Corporation Tax claimed by the Inland Revenue while still contesting the position adopted by the Inland Revenue and if it is subsequently agreed or determined that such allowance is available to the Lessor with the result that such Corporation Tax is repaid the Lessor shall nevertheless be entitled to adjust the Rentals or the Lessee shall pay the additional Rental or receive a rebate of Rental in accordance with clause 5.5, for the period during which the Inland Revenue retained such Corporation Tax and any repayment supplement received by the Lessee being taken into account in calculating the net after tax rate of return to the Lessor. Other than any agreement between the Lessors and the Lessee to the contrary, nothing in this clause 5.6 shall oblige the Lessor to appeal against any assessment to Corporation Tax made by the Inland Revenue.

5.7                                 If, in respect of Vehicles which do not fall within Section 74 CAA, upon the termination of this Agreement at any time the Lessor has not received for the purposes of Section 61 CAA by the end of the Accounting Period in which such termination occurs, an amount of disposal value in respect of the Vehicles which is not less than the tax written-down value of the Vehicles at the beginning of such Accounting Period, the Lessee shall pay to the Lessor by way of additional Rental such amount as the Lessor shall notify in writing to the Lessee to be necessary to ensure that, after allowance for the costs of carrying out such calculation, the net after tax rate of return to the Lessor on the Lessor’s investment in the Vehicles shall remain the same as it would have been had the Lessor received in its Accounting Period in which such termination occurred a disposal value equal to the tax written down value of the Vehicles at the beginning of such Accounting Period. For the purposes of this paragraph the tax written-down value of the Vehicles at any date shall be the original cost thereof to the Lessor (exclusive of any recoverable VAT) less the amount of all writing-down allowances to which the Lessor is entitled (on the assumption referred to in clause 5.8) in respect of the Vehicles for each Accounting Period of the Lessor which has ended before the date as at which the tax written-down value is being calculated.

5.8                                 All Rental, the Assumed Net Sales Proceeds and rebate of Rental calculated in accordance with clauses 5.5 and 5.7 shall be made on the assumption (whether or not it shall in fact be the case) that at all material times the Lessor had no qualifying expenditure and received no disposal value for the purposes of Section 61 CAA in relation to any plant or machinery other than the Vehicles. Nothing in this clause 5.8 shall have the effect of deeming a balancing allowance to arise at any time.

5.9                                 At the request of the Lessee, the Lessor shall have the amount of any adjustment or additional Rental or rebate of Rental in accordance with clauses 5.5 and 5.7 above certified by the Lessor’s auditors and any such certificate by the Lessor’s auditors shall (save in respect of manifest error) be final and binding on both parties. If the determination by the Lessor’s auditors in accordance with this clause 5.9 demonstrates that any calculation carried out by the Lessor in accordance with clauses 5.5 and/or 5.7 above is in error by more than 5% of any such adjustment then the costs of such auditor shall be borne by the Lessor, otherwise, such costs will be borne by the Lessee.

5.10                           As soon as is reasonably practicable following a written request from CAPITAL or any Lessor, the Lessee shall, in sufficient time to allow the relevant Lessor to meet any relevant statutory obligation, provide copies of and/or reasonable access to such information and/or the relevant parts of any books, records or documents as may properly be required to be furnished by any Lessor to, or in response to any request from, the Board of the Inland Revenue, any Inspector of Taxes, or H.M. Customs & Excise, and to enable any Lessor to be satisfied that it is complying with its obligations under the legislation relating to Corporation Tax self-assessment but only insofar as the same relate to the transactions contemplated by this Master Agreement

5.11                           All payments of Rental, the Assumed Net Sales Proceeds and other sums payable by the Lessee to the Lessor under this Master Agreement or any Lease Contract shall be paid in full without any deductions or withholdings whatsoever (unless required by law) and free of any rights of set off or counterclaim together with VAT where appropriate. If any deduction or withholding is required by law in respect of any such Rental, the Assumed Net Sales Proceeds or any other sum payable by the Lessee to the Lessor under this Master Agreement, the Lessee shall increase such Rental, the Assumed Net Sales Proceeds or other sum so that the net amount received by the Lessor after the deduction or withholding shall be equal to the amount which the Lessor would have been entitled to receive in the absence of any requirement to make such deduction or withholding. The Lessee shall provide to the Lessor such evidence as the Lessor may reasonably require of any such deduction or withholding and if the Lessor subsequently receives and retains the benefit of any tax credit in respect thereof it will, as soon as reasonably practical, pay to the Lessee the net after tax value thereof in the hands of the Lessor provided that nothing in this clause 5.11 shall require the Lessor to order its tax affairs in any particular manner or to claim any such credit in priority to any other or to require the Lessor to disclose to the Lessee any information regarding the Lessor’s liability to taxation (if any) or the calculation thereof. If the Lessor is subsequently unable to retain the benefit of any such tax credit the Lessee shall repay any such amount to the Lessor on demand.

5.12                           Subject to paragraphs (i) to (viii) inclusive of clause 5.5 if any payment made by the Lessor under this Master Agreement or any Lease Contract is initially made on the basis that it is a deductible trading expense or other deduction or offset for tax purposes and it is subsequently determined that it is not, then such appropriate adjustment and payment will be made to restore the net after tax rate of return of the relevant Lessor.

5.13                           If the VAT percentage rate changes between the Due Date for payment of the Assumed Net Sales Proceeds and the actual date of disposal of the Vehicle, the amount payable will be adjusted accordingly to reflect the increase or decrease in VAT.

5.14         The Lessee agrees that its right to receive 14 days’ prior notice from CAPITAL of any amendment to be made to a variable direct debit mandate within the terms of Chapter 8 of the Originators’ Guide and Rules to the Direct Debiting Scheme (3rd Edition) dated July 1986 is waived and the Lessee agrees to accept three Business Days’ notice from CAPITAL of any such variation within the terms of the said Direct Debiting Scheme or any amendment thereto.

6.             THE VEHICLES

6.1           The Vehicles will at all times remain the property of the Lessor and at no time will title to the Vehicles pass to the Lessee or to a Lessee Group Company, other than as provided for in paragraph (b) of clause 7.7.

6.2           No material alteration in or any material addition to the Vehicles shall be made by the Lessee without the Lessee having obtained the prior written consent of the Lessor, such consent not to be unreasonably withheld by the Lessor. In the event that any such alteration or addition to the Vehicles is made without the consent of the Lessor, title to any additions or replacements so made to the Vehicles shall immediately vest in the Lessor on the expiration or termination of the Lease Term. The Lessor may require the Lessee to restore the Vehicles to the condition they were in immediately before such alterations or additions were made.

6.3           The Lessee shall, subject to clauses 6.13 and 6.14, keep the Vehicles in its own control and in good order, repair and in working condition. The Lessee shall upon reasonable advance written notice from the Lessor (except in the case of an Event of Default) at all reasonable times during normal business hours allow the Lessor, its servants or agents at the request of the Lessor to inspect the Vehicles.

6.4           The Lessee:

(a)                                  shall not knowingly permit the removal of the Vehicles out of the United Kingdom for any period in excess of 28 consecutive days without the Lessor’s prior written consent having been obtained and then only in accordance with the conditions of such consent and shall, in any event, ensure that whilst any Vehicle is outside the United Kingdom whether pursuant to this paragraph (a) or otherwise it shall have the benefit of comprehensive vehicle recovery insurance; and

(b)                                 shall if appropriate pay promptly or cause to be so paid from time to time all licence fees, duties and registration fees payable in respect of the use and/or operation of the Vehicles.

6.5           If any maintenance arrangements are entered into between the Lessee and any contractor whether expressly at the request of the Lessor or otherwise the Lessee shall pay to the said contractor any and every sum payable thereunder and shall observe and perform all the conditions and stipulations therein contained but nothing in this clause 6.5 shall absolve the Lessee from any of its responsibilities or obligations in relation to the Vehicles. No failure on the part of any contractor to perform any of its responsibilities under such maintenance arrangement shall be a defence to a claim by the Lessor for Rentals or any other monies payable by the Lessee under the terms of any Lease Schedule or give the Lessee any claim whatsoever against the Lessor.

6.6           The Lessee shall keep the Vehicles free from any legal process or Security Interest whatsoever and shall not allow the Vehicles to be seized in any distress for rent or otherwise or any execution.

6.7           The Lessee shall not (other than in accordance with clause 11) sell or attempt to sell or dispose of the Vehicles nor allow any repairer or any contractor to obtain a Security Interest on the Vehicles (other than a repairer’s or contractor’s lien arising by operation of law which the Lessee shall ensure is promptly discharged) nor shall the Lessee knowingly permit any removal or alteration of any name, identification mark, Vehicle identification chassis or engine number or any other mark on the Vehicles. The Lessee shall remain responsible for all loss or damage caused to the Vehicles (except for fair wear and tear) whether caused by the Lessee, their servants or agents, their customers or by any other third party. As far as it is reasonably practicable the Lessee shall take all steps to ensure that the provisions of all legislation relating to health and safety at work are observed in relation to the Vehicles.

6.8           The Lessee shall pay all sums in connection with the preparation and delivery of the Vehicles to the Premises.

6.9           The Lessee acknowledges that the Vehicles are required by the Lessee for the purposes of the trade or business of the Lessee or of any Lessee Group Company incorporated in the United Kingdom and that if the Vehicles cease to be used for such purposes the Lessee will immediately notify the Lessor. The Lessee acknowledges that the Lessee has inspected and approved the Vehicles which are in good working order and satisfactory for their requirements and that the Lessor has purchased the Vehicles and entered into the Lease Contract in reliance upon such inspection and approval.

6.10         Any warranty in relation to the Vehicles given by the Supplier to the Lessor which is capable of assignment shall, where it is reasonably practicable to do so, be assigned and the benefit thereof transferred by the Lessor to the Lessee.

6.11         The Lessee shall, throughout the Lease Term, maintain each Vehicle in accordance with the general practice in the vehicle rental market and shall maintain and retain for each Vehicle a full service and maintenance history.

6.12         All terms and conditions whether express or implied whether by statute, common law or otherwise as to the quality or fitness of the Vehicles for the Lessee’s purposes are hereby excluded from this Master Agreement and each Lease Contract in so far as it is lawful so to do. Under no circumstances will the Lessor be liable to the Lessee for any Loss arising from the delivery, installation, use or operation of the Vehicles other than damages for death or personal injury arising out of the negligence or wilful default of the Lessor or the Lessor’s duly appointed agent or representatives. No Supplier has any authority to make on behalf of the Lessor any representation or to give any warranty in respect of the Vehicles and the Lessor shall not be bound by any such representation or warranty so made by the Supplier.

6.13         The Lessee shall be entitled to permit the use of the Vehicles by a Lessee Group Company that is resident in the United Kingdom for Corporation Tax purposes. No such use shall be construed as a sub-lease of the Vehicles to the Lessee Group Company and the Lessee shall remain fully responsible to the Lessor for the performance of all the covenants and obligations on the part of the Lessee to be performed under the Lease Contract.

6.14         The Lessee may sub-lease the Vehicles only in the normal course of its business including the supply of vehicles to its agents and provided that in so doing the Lessee shall not breach or permit the breach of any of the terms of this Master Agreement or any Lease Contract.

6.15         The Lessor may register the Vehicles with a hire purchase or credit sale register. The Lessee may request the Lessor to release such registration to enable sale of the Vehicles and if so requested, the Lessor undertakes to release such registration subject to no Event of Default having occurred and being continuing.

7.             INSURANCE

7.1           As between the Lessor and the Lessee the risk in the Vehicles shall at all times remain with the Lessee.

7.2           The Lessee shall (other than in respect of the Lessor’s own negligence or wilful default) indemnify and hold the Lessor, its servants and agents harmless from and against any Loss suffered, paid or incurred by the Lessor in connection with the Vehicles or in connection with the ownership, possession, use or transportation of the Vehicles (including any health and safety law or regulation relating to the foregoing).

7.3           The Lessee shall:

(a)                                  fully and effectively indemnify the Lessor or procure that the Lessor is fully and effectively indemnified from and against any loss or damage occurring to the Vehicle howsoever caused and against all liability to third parties arising out of the use or operation of the Vehicle other man damages for death or personal injury caused, in each case, by the negligence or wilful default of the Lessor;

(b)                                 unless the relevant Vehicles are in the Lessor’s possession, effect or procure the effect of such insurance as may from time to time be required by law to cover liability in respect of the death of or bodily injury to persons arising out of the use of the Vehicle and shall also effect or procure the effect of insurance to cover liability in respect of damage to property arising out of such use;

(c)                                  not to knowingly do or permit anything to be done which may make such insurance as required under paragraph (b) of this clause 7.3 void or unenforceable, nor knowingly use or permit the use of the Vehicle for any purpose not permitted by such insurance;

(d)                                 promptly upon the reasonable written request of the Lessor, produce any insurance policy and or evidence that such insurance as required under paragraph (b) of this clause 7.3 is currently in force; and

(e)                                  not use or permit the use of any Vehicle whilst uninsured as required by law.

7.4           The Lessee will notify the Lessor on not less than a monthly basis with respect to any Vehicle being lost or sustaining serious damage and if for any reason whatsoever any such Vehicle shall not be fully covered by insurance or such insurance is for any reason inoperative the Lessee shall indemnify the Lessor for all loss of or damage to such Vehicle and against all liability for personal injury or damage arising in connection with such Vehicle except for personal injury or death caused by the negligence or wilful default of the Lessor.

7.5           In the event of a Total Loss of any Vehicle, the leasing of that Vehicle shall terminate without prior notice to the Lessee and the Lessee shall pay to the Lessor on the next Rental Due Date following notification of such Total Loss, a Termination Sum in respect of that Vehicle (together with any applicable VAT thereon) and the calculation of which shall reflect any proceeds of insurance already received thereon by the relevant Lessor. Any such Termination Sum not received on its Due Date shall attract interest at the rate specified in clause 5.3 from the Due Date until the date of receipt by the relevant Lessor. Following receipt of all sums due from the Lessee under this clause 7.5 in respect of each Vehicle which becomes a Total Loss, the Lessor shall adjust any remaining Rentals and Assumed Net Sales Proceeds under the relevant Lease Contract to reflect the receipt of such Termination Sum.

7.6           Each Lessor hereby appoints the Lessee as its agent to negotiate claims with insurers and to receive and give receipts for any insurance monies paid by an insurer in respect of a Vehicle which is a Total Loss.

7.7           Each Lessor hereby appoints the Lessee as its agent to dispose of any Vehicle which is a Total Loss on and subject to the terms set out in this clause 7.7:

(a)                                  the Vehicle shall be sold in the state in which it then is and no representations shall be made and, except as to title, no condition, warranty or other terms shall be agreed in respect of the Vehicle (whether in respect of its description, fitness for purpose, quality or otherwise) save such as may be incapable of exclusion by law;

(b)                                 the Lessee shall not sell a Vehicle to itself or to any person, firm or company connected with the Lessee within the meaning of Section 839 ICTA, otherwise than that the Lessee may purchase up to a maximum of 5% of the aggregate number of Vehicles on each Lease Contract provided such Vehicles are a Total Loss;

(c)                                  that title to the relevant Vehicle shall only pass to the buyer on receipt by the Lessee as the Lessor’s agent of the purchase price plus VAT if applicable; and

(d)                                 the identity of the Lessor as the owner of the Vehicle shall not be disclosed to the prospective purchaser, other than in the proving of title.

7.8           Notwithstanding anything to the contrary contained herein:

(a)                                  if the Lessee has paid to the Lessor all sums due under clause 7.5, the Lessee shall be permitted to retain by way of rebate of Rental, any insurance monies received from an insurer and, in the event that such insurance monies are received by the Lessor in such circumstances, the Lessor shall promptly pay such monies to the Lessee; and

(b)                                 if the Lessee has complied with its obligations under clause 7.7, the Lessee shall be permitted to retain by way of rebate of Rental any Net Sale Proceeds and, in the event that any such Net Sale Proceeds are received by the Lessor in such circumstances, the Lessor shall promptly transfer to the Lessee such Net Sale Proceeds.

8.                                      REDELIVERY OF THE VEHICLES ON TERMINATION

8.1                                 Upon the termination of any Lease Contract for any reason the Lessee shall:

(a)                                  return the Vehicles (with the exception of any of those which have become a Total Loss or have been sold in accordance with clause 11) in the same state of repair and condition as the same were in at the Commencement Date (with the exception of fair wear and tear);

(b)                                 keep the Vehicles insured in accordance with the provisions of clause 7 and keep them stored until their return to an address so specified in paragraph (d) of this clause 8.1 but if the Lessee retains or is permitted by the relevant Lessor to retain possession of or use the Vehicles after the expiration or early termination of the Lease Term the obligations of the Lessee under this Master Agreement and the relevant Lease Contract shall continue notwithstanding such expiration or earlier termination as if the Lease Term had not expired notwithstanding that such use or possession of the Vehicles shall not be construed as a renewal of the relevant Lease Contract, the Lessee being obliged to deliver the relevant Vehicles in accordance with clause 8.1;

(c)                                  on the return of a Vehicle to the Lessor, deliver to the Lessor a full service and maintenance history for that Vehicle;

(d)                                 be responsible for all or any charges incurred in connection with, if appropriate, the transportation (including insurance in transit) of the Vehicles to any address in the United Kingdom as the Lessor may reasonably specify.

8.2           The Lessee shall (other than in respect of the Lessor’s own negligence or wilful default) indemnify the Lessor against any Loss suffered, incurred or paid by the Lessor as a result of the Lessee retaining possession of any Vehicle following the expiry of the applicable Lease Term or after termination of the relevant Lease Contract or this Master Agreement.

9.                                      TERMINATION

9.1                                 Each of the events or circumstances set out in the following paragraphs (a) to (n) inclusive are an Event of Default:

(a)                                  any sum due under this Master Agreement, any Lease Contract or the Letter of Offer shall not have been paid to the applicable Lessor on its due date, other than as a result of the failure of the appropriate payment transmission system; provided that such payment is made to such Lessor within 2 Business Days of the due date therefor;

(b)                                 any material written information given (and upon which a Lessor has relied) or any representation or warranty made or repeated by or on behalf of the Lessee under this Master Agreement, any Lease Contract or the Letter of Offer (whether before or after the date of this Master Agreement or the applicable Lease Contract) is incorrect, inaccurate, incomplete or misleading in any material respect and, if the relevant circumstances are capable of remedy, those circumstances are not remedied within 10 Business Days after written notice thereof has been given by a Lessor to the Lessee calling for its remedy;

(c)                                  the Lessee fails to comply with any covenant, undertaking or obligation given or owed by it under this Master Agreement, any Lease Contract or the Letter of Offer and such failure to comply is not remedied to the reasonable satisfaction of the relevant Lessor within 14 days after the first to occur of (1) the Lessee being aware of the failure or (2) written notice by a Lessor calling for its remedy (if it is capable of being remedied);

(d)                                 the Lessee or the Guarantor ceases or threatens to cease to carry on its business or a significant part of it (except as part of a solvent reconstruction approved by the Companies) or suspends or threatens to suspend payment of its debts or is unable or is deemed to be unable to pay its debts within the meaning of Section 123 (1) of the Insolvency Act 1986;

(e)                                  a proposal is made or a nominee or supervisor is appointed for the Lessee or the Guarantor for a composition in satisfaction of its debt or for a scheme of arrangement of its affairs or other arrangement or any proceedings for the benefit of its creditors are commenced under any law, regulation or procedure relating to the reconstruction or readjustment of debt;

(f)                                    any step is taken (including, without limitation, the making of an application or the giving of any notice) by the Lessee, the Guarantor or by any other person to appoint an administrator in respect of the Lessee or the Guarantor, other than any petition for an administration order which is presented by an unsecured creditor of the Lessee or the Guarantor and which is frivolous or vexatious where the petition is being contested in good faith and is dismissed, discharged or stayed within 10 days of commencement or (if earlier) the date on which it is advertised;

(g)                                 any steps are taken (including, without limitation, the making of an application or the giving of any notice) by the Lessee or the Guarantor (without the prior written consent of the Companies) or any other person to wind up or dissolve the Lessee or the Guarantor or to appoint a liquidator, trustee, receiver, administrative receiver or similar officer to the Lessee or the Guarantor or any part of its undertaking or assets, other than any winding-up petition which is frivolous or vexatious where the petition is being contested in good faith and is dismissed, discharged or stayed within 10 days of commencement or (if earlier) the date on which it is advertised;

(h)                                 any attachment, distress, diligence, arrestment, execution or other legal process (not being reasonably considered in good faith by the

Companies to be defensible or vexatious) is levied, enforced or sued against the Lessee or the Guarantor or its assets or any person validly takes possession of the property or assets of the Lessee or the Guarantor;

(i)                                     any event occurs or proceedings are taken in respect of the Lessee or the Guarantor in any Jurisdiction to which it is subject which has an effect equivalent or similar to any of the events mentioned in paragraphs (d) to (h) (inclusive) above;

(j)                                     this Master Agreement or any Lease Contract ceases to be legal or effective (or the Lessee so alleges) or any consent required to enable the Lessee to perform its obligations under this Master Agreement or any Lease Contract ceases to have effect;

(k)                                  a Change of Control occurs without the prior written consent of CAPITAL;

(l)                                     any licence, authority, permit, consent, agreement or contract which is material to the business from time to time of the Lessee is terminated, withheld or modified which could reasonably be expected to have a Material Adverse Effect in respect of the terms of this Master Agreement or any Lease Contract;

(m)                               any other circumstance or event occurs or arises in respect of the Lessee which has or which would reasonably be expected to have a Material Adverse Effect in respect of the terms of this Master Agreement or any Lease Contract; or

(n)                                 the occurrence of an “Event of Default” as that term is defined in each of (i) the Master HP Agreement; and (ii) the Self Drive Hire Rental Master Agreement.

9.2                                 At any time following the occurrence of an Event of Default, the Lessor shall be entitled to terminate this Master Agreement and/or any Lease Contract forthwith by service upon the Lessee of written notice to that effect and:

(a)                                  repossess the Vehicles and the Lessee, if appropriate, hereby irrevocably authorises the Lessor’s servants or agents to remove the Vehicles from the Premises. The Lessee shall (other than in respect of the Lessor’s own negligence or wilful default) indemnify the Lessor in respect of any Loss suffered, incurred or paid by the Lessor in recovering or attempting to recover possession of the Vehicles (including any storage and/or insurance charges); and/or

(b)                                 recover from the Lessee by way of agreed and liquidated damages the Termination Sum which shall be an amount equal to the aggregate of:

(i)                                     any Rentals actually in arrear and all other sums due from the Lessee to any of the Lessors under this Master Agreement and/or any Lease Contract but which are due but remain unpaid; and

(ii)                                  if the termination of the Lease Contract takes place prior to the expiration of the Lease Term:

(1)                                  the balance of Rentals that would, but for such termination, be payable during the remainder of the Lease Term together with the Assumed Net Sales Proceeds less a rebate, in respect of early payment, of such amount as is required so as to ensure that the net amount received by the Lessor maintains the Lessor’s net after tax rate of return on its investment in the Vehicles; and

(2)                                  Break Costs (if any).

9.3                                 If, following termination of any Lease Contract the relevant Vehicles are not sold by the Lessee as agent of the Lessor in accordance with clause 11, the Lessor shall, as soon as is reasonably practicable following such termination and having recovered possession of the Vehicles from the Lessee, sell the Vehicles for the best price reasonably obtainable and shall pay to the Lessee by way of rebate of Rental the Net Sales Proceeds after deduction of the Lessor Sales Proceeds Retention (as defined in clause 11) and of any other sums (including Termination Sums) that may be due from the Lessee to the Lessor under all Lease Contracts entered into between the Lessor and the Lessee.

9.4                                 For a period of 3 months from the date of termination pursuant to clause 9.2, the Lessor may in its sole discretion appoint the Lessee as its non-exclusive agent to sell the Vehicles on terms and to a buyer satisfactory to the Lessor.

9.5                                 Without prejudice to the ability of the Lessor to treat the occurrence of any event or circumstance as an Event of Default, the Lessor or its agent may (but shall not be obliged to) effect compliance on behalf of the Lessee following any failure by the Lessee to comply with any provision of this Master Agreement, any Lease Contract or the Letter of Offer. The Lessee shall (other than in respect of the Lessor’s own negligence or wilful default) indemnify and hold harmless the Lessor and its agents from and against any Loss suffered, incurred or paid by the Lessor or such agent in connection with any compliance effected or attempted by the Lessor or any agent of the Lessor under this clause 9.5.

10.                               DISCLAIMER

It is expressly agreed that no condition, warranty or representation of any kind has been, or is given or made by the Lessor, its servants or agents with respect to, or in respect of, the Vehicles other than a warranty on the part of the Lessor that to the best of its knowledge the Vehicles are free from any Security Interest not disclosed or known to the Lessee before the date of the relevant Lease Contract and all other conditions, warranties or representations, express or implied, statutory or otherwise, as to the state, quality, description or otherwise of the Vehicles or as to their fitness for any purpose are expressly excluded (other than those which are rendered incapable of exclusion by statute). The Lessee shall not be entitled to any rebate of the Rental in respect of any period during which the Vehicles are not in the possession of the Lessee, unserviceable, out of order, or unusable, and the Lessor shall not be liable to provide the Lessee with any replacement goods or parts at all.

11.                               SALE OF GOODS AFTER TERMINATION

11.1                           Definitions

For the purposes of this clause 11:

“Assumed Net Sales Proceeds Payment Date”	means the date so specified in Part 8 of the applicable Lease Contract

“Lessor Risk Amount”	means, with respect to any Vehicle, the amount specified as such in respect such Vehicle in the relevant Lease Contract less the aggregate of:

(a)               an excess mileage charge calculated at the rate so specified in Part 9 of the relevant Lease Contract for each mile that such Vehicle has travelled at the date of sale thereof in excess of the assumed mileage for such Vehicle as shown in Part 9 of the relevant Lease Contract;

(b)              the reduction in value of such Vehicle (as reasonably estimated by the Lessor) as a result of such Vehicle being at the date of sale in a worse than average condition having regard to its age and mileage (fair wear and tear always excepted) or not being maintained or serviced in accordance with the Supplier’s recommendations;

(c)               a delayed delivery charge calculated at the rate per day so specified in Part 10 of the relevant Lease Contract during the period that such Vehicle is retained by the Lessee such charge to commence on the Assumed Net Sales Proceeds Payment Date and to end on the date of sale of such Vehicle; and

(d) VAT (if applicable) on each of the foregoing,

provided that the “Lessor Risk Amount” in respect of any Vehicle shall never be less than zero;

“Lessor Sales Proceeds Retention”

means the percentage specified in Part 7 of each Lease Contract representing the difference between the aggregate Lessor Risk Amounts and, if greater, the aggregate Net Sales Proceeds of all Vehicles sold in a Relevant Quarter; and

“Relevant Quarter”	means each successive period of 3 calendar months commencing on 1 January, 1 April, 1 July and 1 October in each year.

11.2                           Payment of Advance Payment of Sales Proceeds

The Lessee shall pay to the Lessor on the Assumed Net Sales Proceeds Payment Date the Assumed Net Sales Proceeds on account of receipt by the Lessor of the Net Sales Proceeds.

11.3                           Authority to Sell as Agents

(a)                                  Each Company hereby appoints the Lessee as its agent for the purpose of disposing of Vehicles on the expiration of the Lease Term on and subject to the terms of this clause 11 and provided that on the expiration of the relevant Lease Term, the relevant Vehicle is not and is not likely to become a Total Loss.

(b)                                 No sale will be made by the Lessee as agent hereunder:

(i)            unless the relevant Lessor has received from the Lessee payment of all Rentals, the Assumed Net Sabs Proceeds and all other sums due to the Lessor under the Lease Contract;

(ii)           if the Lessee is in liquidation, administration or receivership at the time;

(iii)          to the Lessee or to a person, firm or company connected with the Lessee within the meaning of Section 839 ICTA;

(iv)          for a price at less than an arms length price and not less than the open market value of relevant Vehicles; and

(v)           at a price less than the Lessor Risk Amount without prior notification to the Lessor in each case and then only on such terms and at such price as the Lessor may direct.

(c)                                  The Lessee may, with the prior consent of the applicable Company arrange for a third party to act as its sub-agent for the purpose of disposing of Vehicles provided that the terms thereof are in all material respects substantially on the terms of this clause 11. The Lessee hereby indemnifies each of the Companies against any Loss suffered, incurred or paid by any of them by reason of the acts or omissions of any such third party except where such sub-agent acts on the directions or instructions of such Company.

11.4                           Terms of Sale

(a)                                  Any sale of a Vehicle by the Lessee as agent of the Lessor shall:

(i)            be made by a date not later than the date following 60 days after the expiration of the Lease Term;

(ii)           be on terms that no representations shall be made and, except as to title, no condition, warranty or other term shall be agreed in respect of such Vehicle (whether in respect of its description fitness for purpose, quality or otherwise) save such as may be incapable of exclusion by law; and

(iii)          provide that the price of such Vehicle shall be payable in full in sterling to the Lessee as agent of the Lessor not later than the date on which title to the Vehicles shall pass to the purchaser thereof.

(b)                                 All proceeds of sale of Vehicles shall be received by the Lessee as agent for the Lessor and shall be held by the Lessee on trust for the Lessor (and subject to such directions from time to time as the Lessor may give to the Lessee in writing in connection therewith with which the Lessee shall forthwith comply) pending application and payment by the Lessee or the Lessor in accordance with the provisions of this clause 11.

11.5                           Value Added Tax

(a)                                  The Lessee shall, as agent of the Lessor, issue to the purchaser an invoice for the purchase price of the Vehicle together with VAT if applicable at the prevailing rate.

(b)                                 Within 14 days of the sale of any Vehicle and notwithstanding any other provisions of this clause 11 the Lessee shall pay to the Lessor in full the amount of any VAT paid by the purchaser in connection with the purchase of such Vehicle.

(c)                                  If disposal of any Vehicle in a VAT accounting period of the Lessor prior to that in which the Assumed Net Sales Proceeds Payment Date falls thereby results in an earlier liability on the Lessor to pay VAT to Customs and Excise then, in addition to any amount which may be payable by the Lessee to the Lessor pursuant to paragraph (b) of this clause 11.5, the Lessee will pay to the Lessor such amount as is necessary to restore the Lessor’s net after tax rate of return.

11.6                           Indemnity

The Lessee shall indemnify the Lessor and keep the Lessor indemnified from and against:

(a)                                  any Loss suffered, incurred or paid by any of them arising out of the sale of any Vehicle by the Lessee as agent of the Lessor under this Master Agreement or the negligence or breach by the Lessee of any of its obligations under this clause 11; and

(b)                                 any Loss suffered, incurred or paid by the Lessor by reason of any rebate of Rental or sales commission not being deductible by the Lessor for Corporation Tax purposes, save and to the extent that in either case, any such Loss (or part thereof) is caused or contributed to by the Relevant Lessor’s own negligence or wilful default.

11.7                           Risk Allocation

If the aggregate of the actual Net Sales Proceeds received in any Relevant Quarter is:

(a)                                  less than the aggregate of the Assumed Net Sales Proceeds in respect of all Vehicles sold in that Relevant Quarter but greater than the aggregate Lessor Risk Amounts in respect of all Vehicles sold in that Relevant Quarter, then the Lessor shall be entitled to retain in full the Assumed Net Sales Proceeds in respect of all such Vehicles (without liability to account to the Lessee for the difference) and the Lessee shall pay to the Lessor a sum equal to the Lessor Sales Proceeds Retention. The Lessee shall be entitled to retain for its own account the actual Net Sales Proceeds; or

(b)                                 less than the aggregate of the Assumed Net Sales Proceeds in respect of all Vehicles sold in that Relevant Quarter and is less than the aggregate Lessor Risk Amounts in respect of all Vehicles sold in that Relevant Quarter, then the Lessor shall repay to the Lessee an amount in respect of all such Vehicles equal to the difference between the aggregate actual Net Sales Proceeds and the corresponding aggregate Lessor Risk Amount in respect of all such Vehicles but shall not be obliged to repay to the Lessee any part of the Assumed Net Sales Proceeds which it shall be entitled to retain for its own account; or

(c)                                  equal to or greater than the aggregate of the Assumed Net Sales Proceeds in respect of all Vehicles sold in that Relevant Quarter, then the Lessor shall be entitled to retain for its own account the Assumed Net Sales Proceeds and the Lessee shall pay to the Lessor the Lessor Sales Proceeds Retention in respect of all such Vehicles and the Lessee shall be entitled to retain in respect of all such Vehicles the balance of the actual Net Sales Proceeds for its own account by way of (i) rebate of Rentals and (ii) to the extent of any excess over the aggregate of all Rentals paid under this Agreement by way of sales commission or fee exclusive of VAT (if any);

For the purposes of this clause 11.7, if the Lessee fails to notify the Lessor of the actual Net Sales Proceeds of any Vehicle within four months of the Assumed Net Sales Proceeds Payment Date, then the Lessor shall be entitled to assume that the Net Sales Proceeds of such Vehicle is equal to the Assumed Net Sales Proceeds and that the Lessor Risk Amount is reduced by not less than 120 days at the Delayed Delivery Charge rate.

12.                               LESSEE’S WARRANTIES

12.1                           The Lessee hereby represents and warrants to the Lessor that:

(a)                                  the Lessee is a company duly incorporated under the laws of the jurisdiction in which its registered office is located and is registered for VAT in the United Kingdom;

(b)                                 the Lessee has power to enter into, exercise its rights and perform and comply with its obligations contained in this Master Agreement and each Lease Contract and no limit on its powers will be exceeded by the performance of its obligations under this Master Agreement or any Lease Contract;

(c)                                  the execution and delivery of this Master Agreement and performance by the Lessee of its obligations under any Lease Contract and the transactions contemplated by this Master Agreement will not:

(i)            contravene any existing applicable law to which the Lessee is subject;

(ii)           conflict with or result in a breach by the Lessee of any agreement to which the Lessee is a party or which is binding on any of its assets; or

(iii)          contravene the terms of any of the Lessee’s constitutional documents or the terms of any prior security over any of its assets given by the Lessee to any third party;

(d)                                 the Lessee has obtained and will maintain in full force and effect throughout any period in which this Master Agreement and any Lease Contract is in force all necessary consents and licences necessary for the carrying on of its business and the performance of its obligations under this Master Agreement and the applicable Lease Contract; and

(e)                                  this Master Agreement is entered in the normal course of business of the Lessee and the carrying out of the transactions contemplated by this Master Agreement and any Lease Contract shall be construed as part of the carrying on of the normal course of business of the Lessee.

12.2                           Each of the warranties and representations given in clause 12.1 shall be given as at the date of this Master Agreement and shall be deemed to be repeated by the Lessee on the date of each Lease Contract.

13.                               NOTICES

13.1         Any communication to be made under or in connection with this Master Agreement or any Lease Contract shall be made in writing and may be made by letter or fax.

13.2         The address and fax number of each party for any communication or document to be made or delivered under or in connection with this Master Agreement or any Lease Contract is:

in the case of CAPITAL or any Company:

CAPITAL BANK plc
CLG-41
Charterhall House City Road Chester CH88 3AN

Fax:	01244 693256
Attention:	Graham Stanley

Copy to:

Fax:	01244 692921
Attention:	Corporate Secretariat

and, in the case of the Lessee:

Vanguard Rental (UK) Limited
James House
55 Welford Road
Leicester
LE2 7AR

Fax:	00 44 (0) 116 256 5643
Attention:	Ian Wardle

Or any substitute address or fax number as one party may notify to the other by not less than 5 Business Days’ notice.

13.3         Any communication or document made or delivered by one person to another under or in connection with this Master Agreement or any Lease Contract will only be effective:

(a)                                  if by way of fax, when received in legible form; or

(b)                                 if by way of letter, when it has been left at the relevant address or 2 Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address.

14.                               MISCELLANEOUS

14.1                        Entire Agreement

This Master Agreement, the schedules hereto and the Lease Contracts constitute the entire agreement and understanding between the parties in connection with the matters set out in this Master Agreement and supersede and replace all prior communications, representations, warranties, stipulations, undertakings and agreements of whatsoever nature, whether written or oral, between the parties in connection with such matters.

14.2                        Waivers

No failure or delay on the part of CAPITAL or any Company to exercise any power, right or remedy under this Master Agreement or any Lease Contract shall operate as a waiver thereof, nor shall any single or partial exercise by CAPITAL or any Company of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy.

14.3                        Remedies

The remedies provided in this Master Agreement and each Lease Contract are cumulative and are not exclusive of any remedies provided by law.

14.4                        Amendment

Any amendment or waiver of any provision of this Master Agreement or any Lease Contract and any waiver of any default under this Master Agreement or any Lease Contract shall only be effective if made in writing and signed by CAPITAL (on behalf of itself and the relevant Companies).

14.5                        Statement of Account

Any statement of account signed as correct by CAPITAL or any Lessor showing any amount due under this Master Agreement or any Lease Contract shall, in the absence of manifest error, be conclusive evidence of the amount so due.

14.6                        Severability

If any provision of this Master Agreement or any Lease Contract is prohibited or unenforceable in any jurisdiction such prohibition or unenforceability shall not invalidate the remaining provisions hereof or thereof or affect the validity or enforceability of such provision in any other jurisdiction.

14.7                        Assignment

Subject to the Lessee’s prior written consent (which shall not be unreasonably withheld or delayed) CAPITAL and each Lessor may assign and/or transfer any or all of its respective rights and obligations under this Master Agreement and any Lease Contract. The Lessee shall not assign or transfer any of its rights or obligations under this Master Agreement or any Lease Contract.

14.8                        Successors and Assigns

This Master Agreement and each Lease Contract shall bind and shall inure for the benefit of each of the parties hereto and thereto and each of their respective successors and permitted assigns.

14.9                        Third Party Rights

A person who is not a party to this Master Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Master Agreement.

14.10                 Counterparts

This Master Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any party hereto may execute this Master Agreement by signing any such counterpart.

14.11                 Costs

The Lessee shall be liable to pay all reasonable out of pocket costs, expenses (including storage and legal costs) and taxes (including VAT) incurred by the Lessor in connection with this Master Agreement and each Lease Contract or otherwise in connection with the giving of any consent or approval which may be required under this Master Agreement, and in enforcing or endeavouring to enforce the provisions of this Master Agreement or any Lease Contract, or in ascertaining the whereabouts of the Lessee, or in recovering or endeavouring to recover possession of the Vehicles from the Lessee or any other person, firm or company.

14.12                 Survival

The expiry or termination of this Master Agreement or any Lease Contract shall be without prejudice to any claim, right or cause of action which either party has or acquires against the other and which accrues or arises at any time during the currency of this Master Agreement or that Lease Contract.

15.                               DATA PROTECTION

Any data concerning this Master Agreement and any Lease Contract and the Lessee’s performance of any of its obligations under a Lease Contract may be shared with the ultimate Holding Company of CAPITAL and any company which is from time to time a Subsidiary of that Holding Company and with credit reference agencies and may be used by others for credit assessment purposes.

16.          GOVERNING LAW AND JURISDICTION

16.1         This Master Agreement is and each Lease Contract shall be governed by English law.

16.2         The courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Master Agreement and each Lease

Contract (including a dispute regarding the existence, validity or termination of this Master Agreement or any Lease Contract).

This Master Agreement has been entered into on the date stated at the beginning of this Master Agreement.

A person who is not a party to this Lease Contract has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Lease Contract.

14.                               COUNTERPARTS

This Lease Contract may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any party hereto may execute this Lease Contract by signing any such counterpart.

15.                               SIGNATURES

This Lease Contract shall not become binding on the Lessor until accepted and signed on the Lessor’s behalf by a person duly authorised so to sign and shall be deemed to be made on the date of such signing.

Signed on behalf of the Lessee

Acting by	(name)

(position held)

WITNESS TO LESSEE’S SIGNATURE

Signature:
Name:
Address:

OWNER’S SIGNATURE:

Date of Signature and Execution
FOR AND ON BEHALF OF [CAPITAL BANK LEASING [•]/ILC [•] LIMITED

LEASING SCHEDULE

To be attached to and form part of Lease Contract number [insert] between [insert Relevant Lessor] and Vanguard Rental (UK) Limited and dated [insert date].

ASSUMED
AGREEMENT	DESCRIPTION		REF.	NET	VAT	TOTAL			TOTAL	NET SALES	ASSUMED
NO.	OF VEHICLES	REG.NO.	NO.	COST	ON COST	COST	RENTAL	VAT	RENTAL	PROCEEDS	MILEAGE

TOTALS

Signed for and on behalf of the Lessee:	Signed for and on behalf of the Lessor:

SIGNATURE PAGE

CAPITAL

SIGNED	)
for and on behalf of CAPITAL BANK PLC	) )	/s/ G K STANLEY
by G K Stanley	)

The Lessee

SIGNED	)
for and on behalf of	)	/s/ I WARDLE
VANGUARD RENTAL (UK))
LIMITED by Ian Wardle	) )